Exhibit 99.1

CONTACT: Jim Kosowski
304-234-2440

RELEASE DATE: March 29, 2005

FOR IMMEDIATE RELEASE

WHEELING-PITTSBURGH STEEL CORPORATION NAMES
HARRY PAGE AS PRESIDENT AND CHIEF OPERATING OFFICER

     WHEELING, WV, March 29, 2005 – Wheeling-Pittsburgh Steel Corp. announced that Harry L. Page, 58, will assume the new position of President and Chief Operating Officer, effective April 1, 2005. James G. Bradley will continue as Chairman of the Board and Chief Executive Officer. As President and COO, Page will have responsibility for all steel producing and sales functions, as well as engineering, metallurgy and quality control. All other staff functions will continue to report directly to Bradley.

     “Harry has been a key asset to our organization,” Bradley said. “He led Wheeling-Pittsburgh Steel’s efforts to improve its operating and financial performance through technology and engineering advancements. His leadership and 30-plus years of steel industry experience played a vital role in our ability to develop, finance and successfully integrate our new Consteel® Electric Arc Furnace into our existing primary operations.”

     The Consteel® EAF was the centerpiece of Wheeling-Pittsburgh Steel’s strategy upon its emergence from bankruptcy. It has been operating since Nov. 28, 2004, when it produced its first heat.

     Page joined Wheeling-Pittsburgh Steel in March 1998 as Vice President of Engineering and Environmental Control and has been Vice President of Engineering, Technology and Metallurgy since January 1999. Previously, Page was with LTV Steel for 30 years, during which he held positions of increasing responsibility.

     Bradley joined Wheeling-Pittsburgh Steel in October 1995 as Vice President of Operations and became President and Chief Executive Officer in April 1998. He took on the additional duties as Chairman of the Board on Sept. 4, 2003.

     “The promotion of Harry to President and COO provides for a more balanced executive team which will be better able to manage the ongoing, day-to-day business, while also implementing our strategic vision,” Bradley said.

     Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.

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